EXHIBIT 10.2

EXECUTION VERSION

US$2,750,000,000

FIVE-YEAR CREDIT AGREEMENT

dated as of

June 12, 2019,

among

AUTOMATIC DATA PROCESSING, INC.

The BORROWING SUBSIDIARIES
referred to herein

The LENDERS Party Hereto

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
_________________________

BANK OF AMERICA, N.A.
BNP PARIBAS
WELLS FARGO BANK, N.A.
CITIBANK, N.A.
MUFG BANK, LTD. and
DEUTSCHE BANK SECURITIES INC.,
as Syndication Agents

BARCLAYS BANK PLC,
as Documentation Agent

JPMORGAN CHASE BANK, N.A.
BOFA SECURITIES, INC.
BNP PARIBAS SECURITIES CORP.
WELLS FARGO SECURITIES, LLC
CITIBANK, N.A.
MUFG BANK, LTD. and
DEUTSCHE BANK SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners

[CS&M Ref. No. 6701-136]

2

SCHEDULES:

Schedule 2.01	— Lenders and Commitments
Schedule 2.16	— Payment Instructions
Schedule 6.01	— Liens

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— Form of Borrowing Subsidiary Agreement
Exhibit B-2	— Form of Borrowing Subsidiary Termination
Exhibit C	— Form of Promissory Note
Exhibit D	— Form of Opinion of General Counsel of the Company

3

FIVE-YEAR CREDIT AGREEMENT dated as of June 12, 2019 (this “Agreement”), among AUTOMATIC DATA PROCESSING, INC., a Delaware corporation (the “Company”); the BORROWING SUBSIDIARIES from time to time party hereto (the Company and the Borrowing Subsidiaries being collectively called the “Borrowers”); the LENDERS from time to time party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Company has requested that the Lenders (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) extend credit in the form of Commitments under which the Borrowers may obtain Loans in US Dollars in an aggregate principal amount outstanding at any time of US$2,750,000,000.  The Company has also requested that the Lenders provide (a) a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term Loans to the Borrowers and (b) a procedure pursuant to which the Borrowers may obtain Loans on an uncommitted basis from individual Lenders on terms to be negotiated at the time such Loans are requested.  The proceeds of borrowings hereunder are to be used for general corporate purposes of the Borrowers and their subsidiaries, including the refinancing of any indebtedness outstanding under the Company’s 364-Day Credit Agreement dated as of June 13, 2018 and its Five-Year Credit Agreement dated as of June 14, 2017 (together, the “Existing Credit Agreements”) or under the Company’s Five-Year Credit Agreement dated as of June 13, 2018.
The Lenders are willing to establish the credit facilities referred to in the preceding paragraph upon the terms and subject to the conditions set forth herein.  Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor in such capacity.  Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of

JPMCB through which JPMCB shall perform any of its obligations in such capacity hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agreement Currency” has the meaning assigned to such term in Section 10.13(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the LIBO Rate for a one month interest period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum.  For purposes of clause (c) above, the LIBO Rate on any day shall be based on the applicable Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in US Dollars with a maturity of one month (without any rounding).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the LIBO Rate, respectively.  If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.12 hereof, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above.  For the avoidance of doubt, if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Anti-Corruption Laws” means the FCPA and other laws, rules and regulations applicable to the Borrower or its Subsidiaries concerning or relating to bribery or corruption.
“Applicable Rate” means, for any day, with respect to (a) any commitment fee payable hereunder, the rate per annum set forth below under the caption “Commitment Fee Rate”, (b) any Eurocurrency Loan hereunder, a rate per annum equal to the percentage of the Index applicable on such day set forth below under the caption “Eurocurrency Spread” (but in no event shall the Applicable Rate for any Eurocurrency Loan be less than the rate per annum set forth below under the caption “Eurocurrency Floor”) and (c) any ABR Loan hereunder, the Applicable Rate for Eurocurrency Loans minus 1% per annum (but in no event shall the Applicable Rate for any ABR Loan be less than 0% per annum), in each case based on the Ratings:

Ratings:	Commitment Fee Rate (basis points)	Eurocurrency Spread (percentage of the Index)	Eurocurrency Floor (basis points)
Category 1 Greater than or equal to Aa3 / AA-	4.0	40%	30.0
Category 2 Less than Aa3 / AA- and greater than or equal to A3 / A-	8.0	50%	40.0
Category 3 Less than A3 / A-	10.0	65%	50.0

For purposes of the foregoing, (a) if either Moody’s or S&P shall not have in effect Ratings (other than by reason of the circumstances referred to in the penultimate paragraph of this definition), then such rating agency shall be deemed to have established a rating in Category 3; (b) if the Ratings established or deemed to have been established by Moody’s and S&P shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings unless the ratings differ by two or more Categories, in which case the Commitment Fee Rate, the Eurocurrency Spread and the Eurocurrency Floor shall be based on the Category one level above that corresponding to the lower rating; (c) if the Ratings established or deemed to have been established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first publicly announced by Moody’s or S&P; and (d) the Index shall be determined as of each Reset Date for the applicable Revolving Loans.  Each change in the Applicable Rate on account of (a) a change in the Ratings shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change or (b) a change in the Index shall apply during the period commencing on the Reset Date on which a change in the Index becomes effective and ending on the date immediately preceding the Reset Date on which the next such change becomes effective.
If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Required Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

If the Index shall be unavailable as of any Reset Date, the Company and the Lenders under the Facility agree to negotiate in good faith (for a period of up to 30 days after the Index becomes unavailable) to agree on an alternative method for establishing the Applicable Rate.  During such negotiations, the Applicable Rate will be calculated as provided above and based on the last available quote of the Index.  If no such alternative method is agreed upon during such 30 day period, then following the end of such period, and until such an alternative method shall have been agreed upon, the Applicable Rate will be the higher of (x) the rate determined based on the last available quote of the Index and (y) 0.50% per annum.
“Arranger” means each of JPMCB, BofA Securities, Inc., BNP Paribas Securities Corp., Wells Fargo Securities, LLC, Citibank, N.A., MUFG Bank, Ltd. and Deutsche Bank Securities Inc., each in its capacity as joint lead arranger and joint bookrunner for the credit facility established hereunder.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Debt” means, with respect to any Sale and Leaseback Transaction, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such Sale and Leaseback Transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).  In the case of any lease which is terminable by the lessee upon payment of a penalty, the Attributable Debt shall be the lesser of the Attributable Debt determined assuming termination upon the first date such lease may be terminated (in which case the Attributable Debt shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the Attributable Debt determined assuming no such termination.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or custodian appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof. If, however, such ownership interest  results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person, such ownership interest will constitute a Bankruptcy Event.  Nothing in this definition or elsewhere in this Agreement shall require any Person to disclose any information that it would be prohibited from disclosing under applicable law or regulation.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Borrowing Subsidiary.
“Borrowing” means Loans (including Competitive Loans and Contract Loans) of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans or Fixed Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means US$5,000,000.
“Borrowing Multiple” means US$1,000,000.
“Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03.
“Borrowing Subsidiary” means any Subsidiary that has been designated as such pursuant to Section 2.18 and that has not ceased to be a Borrowing Subsidiary as provided in such Section.

“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.
“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars in the London interbank market.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or by any lending office of such Lender or by such Lender’s holding company with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, no act, event or circumstance referred to in clause (a), (b) or (c) of this definition shall be deemed to have occurred prior to the date of this Agreement as a result of the applicable law, rule, regulation, treaty, interpretation, application, request, guideline or directive having been adopted, made or issued under the general authority of the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III, as promulgated by the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Competitive Loans or Contract Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Loan Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Commitments on the date hereof is US$2,750,000,000.
“Company” has the meaning assigned to such term in the heading of this Agreement.
“Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
“Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
“Competitive Bid Request” means a request for Competitive Bids in accordance with Section 2.04.
“Competitive Borrowing” means a Borrowing comprised of Competitive Loans.
“Competitive Loan” means a Loan made pursuant to Section 2.04.  Each Competitive Loan shall be a Eurocurrency Loan or a Fixed Rate Loan.
“Competitive Loan Exposure” means, with respect to any Lender at any time, the aggregate principal amount of the outstanding Competitive Loans of such Lender.
“Consenting Lender” has the meaning assigned to such term in Section 2.08(e).
“Consolidated Net Worth” means the shareholders’ equity of the Company, determined on a consolidated basis in accordance with GAAP.
“Contract Loan” has the meaning assigned to such term in Section 2.02(e).
“Contract Loan Exposure” means, with respect to any Lender at any time, the aggregate principal amount of the outstanding Contract Loans of such Lender.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.
“Declining Lender” has the meaning assigned to such term in Section 2.08(e).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, constitute an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, it notifies the Administrative Agent in writing that such failure is the result of its good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company, any other Borrower or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on its good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer thereof that it will comply with its obligations (and is financially able to meet such obligations) to fund Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent of such certification in form and substance satisfactory to the Administrative Agent, or (d) has become the subject of a Bankruptcy Event or a Bail-In Action (as defined in Section 10.17).
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender and (c) any other Person, other than, in each case, (i) a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) a Defaulting Lender, (iii) the Company or any of its Affiliates or (iv) a Sanctioned Person.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any of the Borrowers or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, or in endangered or critical status, within the meaning of Section 305 of ERISA; or (h) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation hereunder, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) except in the case of an assignee pursuant to a request by the Company under Section 2.17(b), any withholding Tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a Borrower from an office within such jurisdiction to the extent such Tax is in effect and would apply as of the date such Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Lender and is in effect and would apply at the time such lending office is designated, (d) any withholding Taxes imposed by the United States of America pursuant to FATCA and (e) any withholding Tax that is attributable to such Lender’s failure to comply with Section 2.15(f), except, in the case of clause (c) above, to the extent that (i) such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 2.15 or (ii) such withholding Tax shall have resulted from the making of any payment to a location other than the office designated by the Administrative Agent or such Lender for the receipt of payments of the applicable type.
“Existing Credit Agreements” has the meaning assigned to such term in the introductory statement.
“Existing Maturity Date” has the meaning assigned to such term in Section 2.08(e).
“Exposure” means, with respect to any Lender at any time, such Lender’s Revolving Loan Exposure, Competitive Loan Exposure and Contract Loan Exposure at such time.
“Extension Date” has the meaning assigned to such term in Section 2.08(e).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof.
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“Federal Funds Effective Rate”  means, for any day, the rate calculated by the NYFRB (rounded upwards, if necessary, to the next 1/100 of 1.0%) based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding business day by the NYFRB as the federal funds effective rate; provided that if the Federal Funds Effective Rate, determined as provided above, would be less than zero, the Federal Funds Effective Rate shall for all purposes of this Agreement be zero.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Fixed Rate” means, with respect to any Competitive Loan (other than a Eurocurrency Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
“Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any applicable supranational bodies such as, without limitation, the European Union, the European Central Bank, the Bank for International Settlements and the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“IBA” has the meaning assigned to such term in Section 1.05.
“Increasing Lender” has the meaning assigned to such term in Section 2.08(d)(i).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Index” means, with respect to any Revolving Loan for any period, the average of the Markit CDX.NA.IG Series 32 or any successor series (5 Year Period) for the 30 business days (or for the number of business days for which the then current Markit CDX.NA.IG is in effect, if such number of business days is fewer than 30 business days) preceding the Reset Date applicable to such Loan for such period, as available to the applicable office of the Administrative Agent.  For purposes of this definition, “business days” means days in respect of which the Securities Industry and Financial Markets Association declares the US fixed income market to be open.
“Initial Loans” has the meaning assigned to such term in Section 2.08(d)(iv).
“Interest Election Request” means a request by the relevant Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Loan with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days’ duration after the first day of such Interest Period, and any other dates specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing and (d) with respect to any Contract Loan, the date or dates agreed upon by the relevant Borrower and the applicable Lender or, if no such dates shall have been agreed upon, the last day of each March, June, September and December.
“Interest Period” means, (a) with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the relevant Borrower may elect, (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven days or more than 360 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request and (c) with respect to any Contract Loan, the period commencing on the date of such Borrowing and ending on the date agreed upon by the relevant Borrower and the applicable Lender; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Interpolated Screen Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest maturity for which a Screen Rate is available that is shorter than such Interest Period and (b) the applicable Screen Rate for the shortest maturity for which a Screen Rate is available that is longer than such Interest Period, in each case at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“JPMCB” means JPMorgan Chase Bank, N.A. and its successors.
“Judgment Currency” has the meaning assigned to such term in Section 10.13(b).
“Lenders” means the Persons listed on Schedule 2.01, any Increasing Lender that shall have become a party hereto pursuant to Section 2.08(d) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the applicable Screen Rate at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (a) if the applicable Screen Rate shall not be available at such time for such Interest Period but the applicable Screen Rate shall be available at such time for maturities both longer and shorter than such Interest Period, then the LIBO Rate shall be the Interpolated Screen Rate as of such time and (b) if the LIBO Rate, determined as set forth above, shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination and each promissory note delivered pursuant to this Agreement.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement.
“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of the Company and its Subsidiaries in an aggregate principal amount exceeding US$250,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Material Subsidiary” means (a) any Subsidiary that is a Borrower, (b) any Subsidiary that directly or indirectly owns or Controls any Material Subsidiary and (c) any other Subsidiary (i) the consolidated revenues of which for the most recent period of four fiscal quarters of the Company for which audited financial statements have been delivered pursuant to Section 5.01 were greater than 10% of the Company’s consolidated revenues for such period or (ii) the consolidated assets of which as of the end of such period were greater than 10% of the Company’s consolidated assets as of such date; provided that if at any time the aggregate consolidated revenues or assets of all Subsidiaries that are not Material Subsidiaries for or at the end of any period of four fiscal quarters exceeds 10% of the Company’s consolidated revenues for such period or 10% of the Company’s consolidated assets as of the end of such period, the Company shall (or, in the event the Company has failed to do so within 10 days, the Administrative Agent may) designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.  For purposes of making the determinations required by this definition, revenues and assets of foreign Subsidiaries shall be converted into US Dollars at the rates used in preparing the consolidated balance sheet of the Company included in the applicable financial statements.
“Maturity Date” means June 12, 2024, as such date may be extended pursuant to Section 2.08(e).
“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Notice of Illegality” has the meaning assigned to such term in Section 2.18.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, on the immediately preceding Business Day); provided that if none of such rates is published for any day that is a Business Day, the term “NYFRB Rate” shall mean the rate for a federal funds transaction quoted at 11:00 a.m. (New York City time) on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided further, that if the NYFRB Rate, determined as provided above, would be less than zero, the NYFRB Rate shall for all purposes of this Agreement be zero.
“Obligations” means the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents.
“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an Overnight Bank Funding Rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” has the meaning assigned to such term in Section 10.04(e).

“Participant Register” has the meaning assigned to such term in Section 10.04(h).
“Patriot Act” has the meaning assigned to such term in Section 10.15.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens; and
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any of the Borrowers or any of their Subsidiaries;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness or any Lien in favor of the PBGC.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan”  means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any of the Borrowers or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Ratings” means, at any time, the Company’s issuer rating by Moody’s and the Company’s issuer rating by S&P at such time.
“Register” has the meaning assigned to such term in Section 10.04.
“Related Fund” means, with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.
“Request Date” has the meaning assigned to such term in Section 2.08(e).
“Required Lenders” means, at any time, Lenders having unused Commitments and Revolving Loan Exposures representing more than 50% of the aggregate total unused Commitments and Revolving Loan Exposures at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans and Contract Loans of the Lenders shall be included in their respective Revolving Loan Exposures in determining the Required Lenders.
“Reset Date” means each date on which the Index will be determined.  The Reset Dates for any Eurocurrency Loans will be the dates on which LIBO Rates are set for such Loans for each Interest Period applicable thereto; provided that for any Eurocurrency Loan with an Interest Period longer than three months, a Reset Date will also occur at the end of each successive three-month period during such Interest Period.  The Reset Dates for any ABR Loans will be the Effective Date and the first day of each calendar quarter thereafter.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans.
“Revolving Loan” means a Loan made by a Lender pursuant to Section 2.01.  Each Revolving Loan shall be a Eurocurrency Loan or an ABR Loan.
“Revolving Loan Exposure” means, at any time, the aggregate principal amount of the Revolving Loans outstanding at such time.  The Revolving Loan Exposure of any Lender at any time shall be such Lender’s Percentage of the total Revolving Loan Exposure at such time.
“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.
“Sale and Leaseback Transaction” means any arrangement whereby the Company or a Subsidiary, directly or indirectly, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanction Laws” means laws and executive orders of the United States of America, the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom imposing economic or financial sanctions or trade embargoes, and regulations implementing such laws and executive orders.
“Sanctioned Country” means, at any time, a country, region or territory which is the subject or target of any Sanction Laws that are applicable to transactions with such country or Persons operating, organized or resident therein generally (and not merely to transactions with specifically designated Persons operating, organized or resident therein).  On the date hereof, the Sanctioned Countries are Crimea, Cuba, Iran, Syria and North Korea.
“Sanctioned Person” means (a) any Person on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury or on any other list maintained by any Governmental Authority under applicable Sanction Laws, (b) any Person operating, organized or resident in a Sanctioned Country with whom the Company is prohibited from doing business as a result of applicable Sanction Laws, or (c) any Person who is, to the Company's knowledge, owned or controlled by any Person or Persons described in the preceding clauses (a) and (b).
“Screen Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the US Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion).  If no such rate shall be available for a particular Interest Period but rates shall be available for maturities both longer and shorter than such Interest Period, than the LIBO Rate for such Interest Period shall be the Interpolated Screen Rate.  Notwithstanding the foregoing, if the Screen Rate, determined as provided above in this definition, would be less than zero, the Screen Rate shall for all purposes of this Agreement be zero.
“Statutory Reserves” means any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in US Dollars or by reference to which interest rates applicable to Loans are determined.
“Subsequent Borrowings” has the meaning assigned to such term in Section 2.08(d)(iv).
“subsidiary” means, with respect to any Person, any entity with respect to which such Person alone owns, such Person or one or more of its subsidiaries together own, or such Person and any Person Controlling such Person together own, in each case directly or indirectly, capital stock or other equity interests having ordinary voting power to elect a majority of the members of the Board of Directors of such corporation or other entity or having a majority interest in the capital or profits of such corporation or other entity.
“Subsidiary” means any subsidiary of the Company.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Transactions” means the execution, delivery and performance by the Company and the other Borrowers of the Loan Documents, the borrowing of Loans hereunder and the use of the proceeds thereof.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate or a Fixed Rate.
“US Dollars” or “US $” means the lawful money of the United States of America.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means any Borrower and the Administrative Agent.
SECTION 1.02. Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor law).
SECTION 1.04. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time; provided that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the

Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 1.05. Interest Rates; LIBOR Notification.  The interest rate on Eurocurrency Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.12(b) of this Agreement, such Section 2.12(b) provides a mechanism for determining an alternative rate of interest.  The Administrative Agent will notify the Borrower, pursuant to Section 2.12, in advance of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based.  However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.12(b), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
SECTION 1.06. Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

The Credits
SECTION 2.01. Commitments.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans to the Company and the Borrowing Subsidiaries from time to time during the Availability Period in US Dollars in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s Revolving Loan Exposure exceeding its Commitment or (ii) the aggregate Exposures exceeding the aggregate Commitments.
SECTION 2.02. Loans and Borrowings.  (a)  Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders (or their Affiliates as provided in paragraph (b) below) ratably in accordance with their respective Commitments.  Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04.  Each Contract Loan shall be made in accordance with the procedures set forth in paragraph (e) below.   The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.
(b)  Subject to Section 2.12, (i) each Revolving Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans as the applicable Borrower may request in accordance herewith and (ii) each Competitive Borrowing shall be comprised entirely of Eurocurrency Loans or Fixed Rate Loans, as the applicable Borrower may request in accordance herewith.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.12, 2.13, 2.14 and 2.15 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.  Notwithstanding any other provision of this Agreement, the Borrowers shall not be responsible under Section 2.13 or 2.15 for any increased costs incurred by a Lender as a result of a change in the location from which such Lender makes Loans unless such Lender is legally required to make such change.
(c)  At the commencement of each Interest Period for any Borrowing (other than a Borrowing comprised of Competitive Loans or Contract Loans), such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing may be made in an aggregate amount that is equal to the aggregate available Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five Eurocurrency Revolving Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(e)  At any time, any Borrower and any Lender may agree that such Lender will make a Loan (a “Contract Loan”) to the Borrower denominated in US Dollars and bearing interest at an agreed upon rate, for an interest period to be agreed upon and upon such other terms as the applicable Borrower and Lender may agree (it being understood that a Contract Loan shall not be required to be in any particular minimum amount); provided, that, (i) after giving effect to the making of any such Contract Loan, the aggregate Exposures shall not exceed the aggregate Commitments and (ii) no such Loan shall be a Contract Loan unless the relevant Borrower and the applicable Lender expressly agree at the time such Loan is made, and notify the Administrative Agent, that such Loan shall be a Contract Loan for purposes of this Agreement.  If the applicable Borrower and Lender shall, after any Contract Loan is made, agree that such Contract Loan shall no longer be a Contract Loan hereunder and shall notify the Administrative Agent of such agreement, such Loan shall, as of the date of such agreement, cease to be a Contract Loan or to be entitled to any further benefits under this Agreement.  Contract Loans shall be deemed Loans for all purposes under this Agreement.  Each Borrower and Lender shall promptly notify the Administrative Agent of (i) the date, principal amount,  maturity, interest rate, Interest Period and Interest Payment Dates of each Contract Loan made by such Lender to such Borrower and (ii) the date and amount of any repayment or prepayment of any such Contract Loan.
SECTION 2.03. Requests for Revolving Borrowings.  To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);
(ii) the aggregate principal amount of the requested Borrowing;
(iii) the date of the requested Borrowing, which shall be a Business Day;
(iv) the Type of the requested Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi) the location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing.
SECTION 2.04. Competitive Bid Procedure.  (a)  Subject to the terms and conditions set forth herein, from time to time during the Availability Period any Borrower may request Competitive Bids for Competitive Loans in US Dollars and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the aggregate Exposures at any time shall not exceed the aggregate Commitments.  To request Competitive Bids, the Company or the applicable Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurocurrency Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Competitive Borrowing.  Not more than three Competitive Bid Requests may be submitted on the same day.  Each telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company.  Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:
(i) the Borrower requesting the Competitive Bid and the aggregate amount of the requested Borrowing;
(ii) the date of such Borrowing, which shall be a Business Day;
(iii) whether such Borrowing is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing;
(iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Company’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.
Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.
(b)  Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Company in response to a Competitive Bid Request.  Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, (i) in the case of a Eurocurrency Competitive Borrowing, not later than 12:00 noon, New York City time, four Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the date of the proposed Competitive Borrowing.  Competitive Bids that do not conform to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender as promptly as practicable.  Each Competitive Bid shall specify (i) the principal amount (which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.
(c)  The Administrative Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
(d)  Subject only to the provisions of this paragraph, the applicable Borrower may accept or reject any Competitive Bid.  The Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent it has decided to accept or reject each Competitive Bid, (i) in the case of a Eurocurrency Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the date of the proposed Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if such Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request and (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid; provided further that in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of the Borrowing Multiple in a manner determined by the Borrower.  A notice given by the Borrower pursuant to this paragraph shall be irrevocable.
(e)  The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
(f)  If the Administrative Agent or one of its Affiliates shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the applicable Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.
SECTION 2.05. Funding of Borrowings.  (a)  Each Lender shall make each Loan (other than a Contract Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time (or if later, in the case of an ABR Borrowing, one hour after the Lenders shall have been notified of the applicable Borrowing Request), to the account of the Administrative Agent.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Administrative Agent (or another account specified by such Borrower in the applicable Borrowing Request) in New York City.  Each Lender shall make each Contract Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by the time and to the account agreed upon by the relevant Borrower and the applicable Lender.
(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, and the Administrative Agent has made an amount corresponding to such share available to such Borrower, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing and the Administrative Agent shall return to such Borrower any amount (including interest) paid by such Borrower to the Administrative Agent pursuant to this paragraph.
SECTION 2.06. Repayment of Borrowings; Evidence of Debt.  (a)  Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the accounts of the applicable Lenders (i) the then unpaid principal amount of the Loans comprising each Borrowing of such Borrower on the Maturity Date and (ii) the then unpaid principal amount of each Competitive Loan on the last day of the Interest Period applicable thereto.  Each Borrower hereby unconditionally promises to pay to the applicable Lender the then unpaid principal amount of each Contract Loan on the date or dates agreed by such Borrower and such Lender.
(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the obligations of each Borrower to such Lender resulting from the Loans made by such Lender.
(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the Class and Type thereof and the Interest Period applicable thereto and (ii) the amount of any sum received by the Administrative Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.
(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts, or any error therein, shall not in any manner affect the obligation of any Borrower to repay the Loans made to it in accordance with the terms of this Agreement.
(e)  Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note if it is the policy of such Lender to obtain promissory notes in transactions comparable to those provided for herein or if such Lender has another business reason for requesting such a promissory note.  In such event, each applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit C hereto.  Thereafter, the Loans evidenced by each such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.07. Interest Elections.  (a)  Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  After the initial Revolving Borrowings, the Borrowers may elect to convert and continue such Revolving Borrowings to or as other Revolving Borrowings as provided in this Section.  The Borrowers may elect different options with respect to different portions of the affected Borrowings, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowings and any Loans resulting from an election made with respect to any such portion shall be considered a separate Borrowing.  Notwithstanding any other provision of this Section, no Borrowing may be converted into or continued as a Borrowing with an Interest Period ending after the Maturity Date.  This Section shall not apply to Competitive Loans or to Contract Loans, which may not be converted or continued.
(b)  To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election by telephone in the case of an election that would result in a Borrowing, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).
(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether a Eurocurrency Borrowing or an ABR Borrowing is elected; and

(iv) in the case of an election of a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided that no Eurocurrency Borrowing may be elected with an Interest Period that would extend after the Maturity Date.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)  If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.
(f)  The conversion or continuation of any Borrowing shall not constitute a repayment of amounts outstanding or a new advance of funds hereunder.
SECTION 2.08. Termination, Reduction, Increase and Extension of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b)  The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the Revolving Loan Exposure of any Lender would exceed its Commitment or the aggregate Exposures would exceed the aggregate Commitments.
(c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(d)  (i) The Company may on one or more occasions, by written notice to the Administrative Agent and executed by the Company and one or more financial institutions (any such financial institution referred to in this paragraph (d) being called an “Increasing Lender”), which may include any Lender, cause new Commitments to be extended by the Increasing Lenders (or cause the existing Commitments of the Increasing Lenders to be increased, as the case may be) in amounts set forth in such notice not to be less than (A) $10,000,000 for each Increasing Lender and (B) $25,000,000 for all Increasing Lenders under each such notice; provided that (x) at no time shall the aggregate amount of all extensions of new Commitments and increases in existing Commitments effected pursuant to this paragraph (d) exceed $500,000,000, (y) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed) and (z) each Increasing Lender, if not already a Lender hereunder, shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence the Commitment of such Increasing Lender and/or its status as a Lender hereunder.  The decision of any Lender to increase its Commitment shall be at the sole discretion of such Lender.
(ii) Extensions of new Commitments and increases in existing Commitments pursuant to this paragraph (d) shall become effective on the date specified in the applicable notice delivered by the Company pursuant to subparagraph (i) above.  Upon the effectiveness of such extensions of new Commitments and/or increases in existing Commitments, (A) each Increasing Lender not already a Lender hereunder shall be deemed to be a party to this Agreement and shall thereafter be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (B) Schedule 2.01 shall be deemed to have been amended to reflect the new Commitment or increase in Commitment, as applicable, of each Increasing Lender as set forth in the applicable notice delivered by the Company.
(iii) Notwithstanding the foregoing, no increase in the Commitments (or in any Commitment of any Lender) or extension of new Commitments hereunder shall become effective under this paragraph (d) unless (A) on the date of such increase or extension, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (without giving effect to the parenthetical in such paragraph (a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Administrative Agent shall have received documents consistent with those delivered pursuant to Section 4.01(b) and (c) as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase or extension.

(iv) On the effective date of any extension of a new Commitment or increase in an existing Commitment pursuant to this paragraph (d), (A) the aggregate principal amount of the Revolving Loans outstanding (the “Initial Loans”) immediately prior to giving effect to such extension or increase shall be deemed to be repaid, (B) after the effectiveness of such extension or increase, the Borrowers shall be deemed to have made new Revolving Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of the Initial Loans and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (C) each Lender shall pay to the Administrative Agent in same day funds an amount equal to the difference, if positive, between (x) such Lender’s Percentage (calculated after giving effect to any such extension or increase) of the Subsequent Borrowings and (y) such Lender’s Percentage (calculated without giving effect to any such extension or increase) of the Initial Loans, (D) after the Administrative Agent receives the funds specified in clause (C) above, the Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference, if positive, between (x) such Lender’s Percentage (calculated without giving effect to any such extension or increase) of the Initial Loans and (y) such Lender’s Percentage (calculated after giving effect to any such extension or increase) of the amount of the Subsequent Borrowings, (E) each Lender shall be deemed to hold its Percentage of each Subsequent Borrowing (each calculated after giving effect to any such extension or increase) and (F) each applicable Borrower shall pay each Lender any and all accrued but unpaid interest on the Initial Loans.  The deemed payments made pursuant to clause (A) above in respect of each Eurocurrency Loan shall be subject to the provisions of Section 2.14 if the effective date of the extension of or increase in Commitment pursuant to this Section 2.08(d) occurs other than on the last day of the Interest Period relating thereto and breakage costs result.
(e)  The Company may, from time to time and by written notice to the Administrative Agent (which shall promptly deliver a copy to each of the Lenders) given not fewer than 30 days and not more than 120 days prior to any anniversary of the Effective Date, request that the Lenders extend the Maturity Date and the Commitments for an additional period of one year (the date of any such request being called the “Request Date”).  Each Lender shall, by notice to the Company and the Administrative Agent given not later than the 20th day after the date of the Administrative Agent’s receipt of the Company’s extension request, advise the Company whether or not it agrees to the requested extension (each Lender agreeing to a requested extension being called a “Consenting Lender” and each Lender declining to agree to a requested extension being called a “Declining Lender”).  Any Lender that has not so advised the Company and the Administrative Agent by such day shall be deemed to have declined to agree to such extension and shall be a Declining Lender.  If Lenders constituting the Required Lenders shall have agreed to an extension request, then the Maturity Date shall, as to the Consenting Lenders, be extended to the first anniversary of the Maturity Date theretofore in effect.  The decision of any Lender to agree or withhold agreement to any extension request shall be at the sole discretion of such Lender.  The Commitment of any Declining

Lender shall terminate on the Maturity Date for such Lender in effect immediately prior to giving effect to any such extension (such Maturity Date being called the “Existing Maturity Date”).  The principal amount of any outstanding Loans made by Declining Lenders, together with any accrued interest thereon and any accrued fees and other amounts payable to or for the accounts of such Declining Lenders hereunder, shall be due and payable on the Existing Maturity Date, and on the Existing Maturity Date, each Borrower shall also make such other prepayments of its Loans as shall be required in order that, after giving effect to the termination of the Commitments of, and all payments to, Declining Lenders pursuant to this sentence, the aggregate Exposures shall not exceed the aggregate Commitments.  Notwithstanding the foregoing provisions of this paragraph, the Company shall have the right, pursuant to Section 2.17(b), at any time prior to the Existing Maturity Date, to replace any Declining Lender with a Lender or other financial institution that will agree to a request for the extension of the Maturity Date, and any such replacement Lender shall for all purposes constitute a Consenting Lender.  Notwithstanding the foregoing, no extension of the Maturity Date pursuant to this paragraph shall become effective unless (i) on the date of such increase or extension, the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied (without giving effect to the parenthetical in such paragraph (a)) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by the President, a Vice President, or a Financial Officer of the Company and (ii) the Administrative Agent shall have received documents consistent with those delivered pursuant to Section 4.01(b) and (c) as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such extension.
SECTION 2.09. Prepayment of Loans.  (a)  Any Borrower, or the Company on behalf of any Borrower, shall have the right at any time and from time to time to prepay any Borrowing of such Borrower in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section; provided that, unless the applicable Borrowers and Lenders shall have otherwise agreed at the time such Loans were made, Competitive Loans or Contract Loans may be prepaid only with the consent of the Lenders making such Loans.
(b)  If the aggregate Exposures shall exceed the aggregate Commitments, then (i) on the last day of any Interest Period for any Eurocurrency Borrowing, and (ii) on any other date in the event ABR Borrowings shall be outstanding, the applicable Borrowers shall prepay Loans in an amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans on such day) and (B) the amount of the applicable Borrowings referred to in clause (i) or (ii), as applicable.
(c)  Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.

(d)  The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of such prepayment and (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of such prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c).  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.11 and (ii) break funding payments pursuant to Section 2.14.
SECTION 2.10. Fees.  (a)  The Company agrees to pay to the Administrative Agent in US Dollars for the account of each Lender (except, in the case of any Defaulting Lender, as provided in Section 2.19), a commitment fee, which shall accrue at the Applicable Rate on the daily unused amount of the Commitment of such Lender during the period from and including the date hereof to but excluding the date on which such Commitment terminates.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof, and on the date on which the Commitments terminate.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  For purposes of computing commitment fees, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Loans of such Lender.
(b)  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(c)  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.
SECTION 2.11. Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest (i) in the case of a Revolving Borrowing, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurocurrency Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.
(c)  Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.
(d)  Each Contract Loan shall bear interest at a rate per annum agreed upon between the applicable Borrower and Lender.
(e)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section and (ii) in the case of any other amount payable, 2% per annum plus the rate applicable to ABR Loans as provided in paragraph (a) above.
(f)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (e) above shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(g)  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.12. Alternate Rate of Interest.  (a)  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:
(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(ii) the Administrative Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto, and (ii) any Borrowing Request for a Eurocurrency Borrowing shall be ineffective.
(b)  If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in paragraph (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in paragraph (a)(i) have not arisen but either (w) the supervisor for the administrator of the applicable Screen Rate has made a public statement that the administrator of the applicable Screen Rate  is insolvent (and there is no successor administrator that will continue publication of the applicable Screen Rate), (x) the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the applicable Screen Rate), (y) the supervisor for the administrator of the applicable Screen Rate has made a public statement identifying a specific date after which the applicable Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the applicable Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Company shall endeavor to establish an alternate rate of interest to such Screen Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but, for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate or any Margin); provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within 10 Business Days of the date a copy of such amendment is provided to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.  Until an alternate rate of interest shall be determined in accordance with this paragraph (b) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this paragraph (b), only to the extent the applicable Screen Rate for the applicable currency and such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto, and (y) any Borrowing Request for a Eurocurrency Borrowing shall be ineffective.
SECTION 2.13. Increased Costs.  (a)  If any Change in Law or the applicability of any Statutory Reserves shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender; or
(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or participations therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting into or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Company will pay or cause the other Borrowers to pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)  If any Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Company will pay or cause the other Borrowers to pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)  Each Lender shall determine the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section using the methods customarily used by it for such purpose (and if such Lender uses more than one such method, the method used hereunder shall be that which most accurately determines such amount or amounts).  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or such Lender’s holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, and an explanation in reasonable detail of the method and calculations by which such amount shall have been determined, shall be delivered to the Company and shall be conclusive absent manifest error.  The Company shall pay or cause the other Borrowers to pay to such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.
(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and delivers a certificate with respect thereto as provided in paragraph (c) above; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.14. Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.17, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurocurrency Loan such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits of a comparable amount and period from other banks in the London interbank market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt thereof.
SECTION 2.15. Taxes.  (a)  Any and all payments by or on account of any Borrower in respect of any Obligation hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)  In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)  The relevant Borrower shall indemnify the Administrative Agent and each Lender, within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of any Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability setting forth in reasonable detail the circumstances giving rise thereto and the calculations used by such Lender to determine the amount thereof delivered to the Company by a Lender, or by the Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)  Each Lender shall severally indemnify the Administrative Agent for (i) any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the relevant Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the relevant Borrower to do so) attributable to such Lender and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.04(h) relating to the maintenance of a Participant Register, in each case that are paid or payable by the Administrative Agent in connection with any Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The indemnity under this paragraph (e) shall be paid within 15 Business Days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent.  Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation.
(ii)  If a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment.  Solely for purposes of this Section 2.15(f)(ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
SECTION 2.16. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.  (a)  Except as agreed by the relevant Borrower and the applicable Lenders with respect to Contract Loans, each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest or fees, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to

12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time (or any other applicable time agreed by the relevant Borrower and the applicable Lenders with respect to Contract Loans) on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent to the applicable account specified in Schedule 2.16 for the account of the applicable Lenders or, in any such case, to such other account as the Administrative Agent shall from time to time specify in a notice delivered to the Company and the applicable Borrower; provided that payments to the applicable Lenders in respect of Contract Loans and payments pursuant to Sections 2.13, 2.14, 2.15 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein (it being agreed that the Borrowers will be deemed to have satisfied their obligations with respect to payments referred to in this proviso if they shall make such payments to the persons entitled thereto in accordance with instructions provided by the Administrative Agent; the Administrative Agent agrees to provide such instructions upon request, and no Borrower will be deemed to have failed to make such a payment if it shall transfer such payment to an improper account or address as a result of the failure of the Administrative Agent to provide proper instructions).  The Administrative Agent shall distribute any such payments received by it for the account of any Lender or other Person promptly, in accordance with customary banking practices, following receipt thereof at the appropriate lending office or other address specified by such Lender or other Person.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in US Dollars.  Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of their Loans and accrued interest thereon; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.  Any purchaser of a participation under this paragraph shall have the benefit of Sections 2.13, 2.14 and 2.15 with respect to the participation purchased, but shall not be deemed by virtue of such purchase to have extended any Commitment that it had not extended prior to such purchase.
(c)  Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry practices on interbank compensation.
(d)  If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations to the Administrative Agent until all such unsatisfied obligations are fully paid.
SECTION 2.17. Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.13, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall consult with the Company regarding any actions that could be taken to reduce amounts payable under such Sections and the costs of taking such actions and shall, at the request of the Company following such consultations, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such

Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable, direct, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)  If (i) any Lender requests compensation under Section 2.13, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender delivers a Notice of Illegality pursuant to Section 2.18 or (v) any Lender is a Declining Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (A) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee or the Company, (C) in the case of any such assignment and delegation resulting from the delivery of a Notice of Illegality under Section 2.18, it shall not be unlawful under Federal or applicable state or foreign law for the assignee to make Loans or otherwise extend credit to or do business with the Subsidiary in respect of which such Notice of Illegality was delivered and (D) in the case of any such assignment and delegation resulting from the status of a Lender as a Declining Lender, the assignee shall have agreed to the extended Maturity Date resulting from the applicable extension request.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such  assignment and delegation cease to apply.
SECTION 2.18. Designation of Borrowing Subsidiaries.  The Company may at any time and from time to time designate any Subsidiary as a Borrowing Subsidiary by delivery to the Administrative Agent of a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company.  As soon as practicable upon receipt thereof, the Administrative Agent will post a copy of such Borrowing Subsidiary Agreement to the Lenders.  Each Borrowing Subsidiary Agreement shall become effective on the date five Business Days after it has been posted by the Administrative Agent to the Lenders (subject to the receipt by any Lender of any information reasonably requested by it not later than the third Business Day after the posting of such Borrowing Subsidiary Agreement under the Patriot Act or other “know-your-customer” laws including, to the extent such Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Subsidiary), unless prior thereto the Administrative Agent shall have received written notice from any Lender that it shall be unlawful under Federal or applicable state or foreign law or prohibited under such Lender’s bona fide internal policies of general applicability for such Lender to make Loans or otherwise extend credit to or do business with such Subsidiary (a “Notice of Illegality”), in which case such Borrowing Subsidiary Agreement shall not become effective until such time as such Lender withdraws such Notice of Illegality or ceases to be a Lender hereunder pursuant to Section 2.17(b).  Upon the effectiveness of a Borrowing Subsidiary Agreement as provided in the preceding sentence, the applicable Subsidiary shall for all purposes of this Agreement be a Borrowing Subsidiary and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary and a party to this Agreement.  Notwithstanding the preceding sentence, no Borrowing Subsidiary Termination will become effective as to any Borrowing Subsidiary at a time when any principal of or interest on any Loan to such Borrowing Subsidiary shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Borrowing Subsidiary to make further Borrowings under this Agreement.  As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall send a copy thereof to each Lender.
SECTION 2.19. Defaulting Lenders.  (a)  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then (i) commitment fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a); and (ii) the Commitment and Revolving Loan Exposure of such Defaulting Lender shall be disregarded for purposes of any determination of whether the Required Lenders or other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender.
(b)  In the event that the Administrative Agent and the Company shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall fund its Loan to each Borrower or purchase at par Loans of the other Lenders (other than Competitive Loans), in each case as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans ratably in accordance with its Commitment.  Such Lender shall cease to be a Defaulting Lender upon remedying all matters to the satisfaction of the Administrative Agent and the Borrower that caused such Lender to be a Defaulting Lender, including the funding of any Loan or the closing of the purchase of any Loan necessary in order for such Lender to hold such Loans ratably in accordance with its Commitment.

ARTICLE III

Representations and Warranties

The Company and each other Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers.  The Company and each of the Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability.  The Transactions are within the Company’s and each other Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action.  This Agreement has been duly executed and delivered by the Company and each other Borrower and constitutes a legal, valid and binding obligation of each of them, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except as may be required under applicable securities laws and regulations, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any other Borrower or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or instrument governing Material Indebtedness binding upon the Company or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary under any indenture, agreement or instrument governing Material Indebtedness.
SECTION 3.04. Financial Position; No Material Adverse Change. (a)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal year ended June 30, 2018 (the “Annual Financial Statements”), reported on by Deloitte & Touche LLP, independent registered public accountants, certified by its chief financial officer as presenting fairly, in all material respects, the financial position and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and its consolidated balance sheet and statements of income, stockholders’ equity and cash flows as of and for the fiscal quarters ended September 30, 2018, December 31, 2018 and March 31, 2019 (collectively, the “Quarterly Financial Statements”), certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.  The Annual Financial Statements and the Quarterly Financial Statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and the consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to, in the case of the Quarterly Financial Statements, normal year-end adjustments and the absence of footnotes.
(b)  Since March 31, 2019, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries, taken as a whole.
SECTION 3.05. Properties.  The Company and each Material Subsidiary has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06. Litigation and Environmental Matters.  (a)  There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company and its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Company and the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07. Compliance with Laws and Agreements.  The Company and each Material Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.08. Federal Reserve Regulations.  (a)  Neither any Borrower nor any Subsidiary is engaged principally, or as a substantial part of its activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U).
(b)  No part of the proceeds of any Loan has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock (as defined in Regulation U of the Board) or to refinance Indebtedness originally incurred for such purpose, or in any manner or for any purpose that has resulted or will result in a violation of Regulation T, U or X of the Board.
SECTION 3.09. Investment Company Status.  Neither any Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.10. Taxes.  The Company and the Material Subsidiaries have timely filed or caused to be filed all Tax returns and reports required to have been filed and have paid or caused to be paid all Taxes required to have been paid by them, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$100,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than US$100,000,000 the fair market value of the assets of all such underfunded Plans.
SECTION 3.12. Disclosure.  Neither the Confidential Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
SECTION 3.13. Anti-Corruption Laws and Sanctions.  The Company has implemented and will maintain and enforce policies and procedures that are in the Company’s judgment appropriate to ensure compliance by the Company, its Subsidiaries, and their directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanction Laws.  None of the Company or any Subsidiary or, to the knowledge of any Borrower, any of their directors, officers or employees, is a Sanctioned Person.
SECTION 3.14. EEA Financial Institution.  No Borrower is an EEA Financial Institution (as defined in Section 10.17).
ARTICLE IV

Conditions

SECTION 4.01. Effective Date.  This Agreement shall become effective on the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):
(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or e-mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Michael A. Bonarti, Esq., General Counsel of the Company, substantially in the form of Exhibit D, and covering such other matters relating to the Company, this Agreement or the Transactions as the Required Lenders shall reasonably request.  The Company hereby requests such counsel to deliver such opinion.
(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer

of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 (without giving effect to the parenthetical in such paragraph (a)).
(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.
(f) The commitments under the Existing Credit Agreements shall have been or shall simultaneously be terminated and the principal of and interest accrued on all loans outstanding thereunder and all fees and other amounts accrued or owing thereunder shall have been or shall simultaneously be paid in full.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 5:00 p.m., New York City time, on June 12, 2019 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02. Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Borrowers set forth in this Agreement (other than the representations set forth in Sections 3.04(b) and 3.06(a)) shall be true and correct in all material respects on and as of the date of such Borrowing.
(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.
Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03. Initial Credit Event for each Borrowing Subsidiary.  The obligation of each Lender to make Loans to any Borrowing Subsidiary is subject to the satisfaction of the following conditions:
(a) The Administrative Agent (or its counsel) shall have received a Borrowing Subsidiary Agreement of such Borrowing Subsidiary duly executed by all parties thereto.

(b) The Administrative Agent shall have received such documents, legal opinions and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrowing Subsidiary, the authorization of the Transactions insofar as they relate to such Borrowing Subsidiary and any other legal matters relating to such Borrowing Subsidiary, its Borrowing Subsidiary Agreement or such Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder shall have been paid in full, the Company and each other Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements and Other Information.  The Company will furnish to the Administrative Agent:
(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly, in all material respects, the financial position and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly, in all material respects, the financial position and results of operations of the Company and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto;
(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any of its subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;
(e) promptly, but not later than five Business Days after the publication of any change by Moody’s or S&P in its Rating, notice of such change; and
(f) promptly following any request therefor, such other information regarding the operations, business affairs and financial position of the Company or any of its subsidiaries, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Reports required to be delivered pursuant to subsections (a), (b) and (d) of this Section 5.01 shall be deemed to have been delivered on the date on which the Company posts such reports on the Company’s website on the Internet at www.adp.com or when such report is posted on the SEC’s website at www.sec.gov; provided that the Company shall deliver paper copies of the reports referred to in subsection (a), (b) and (d) of this Section 5.01 to the Administrative Agent or any Lender who requests the Company to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender.  Notices required to be delivered pursuant to subsection (e) of this Section 5.01 shall be deemed to have been delivered on the date on which the Company posts such information on the Internet at the website www.adp.com or when the publication is first made available by means of Moody’s or S&P’s (as the case may be) Internet subscription service.  The Administrative Agent shall promptly make available to each Lender a copy of the certificate to be delivered pursuant to subsection (c) of this Section 5.01 by posting such certificate on IntraLinks or by other similar means.
SECTION 5.02. Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice (in any case within five Business Days) of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and
(c) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business.  The Company will, and will cause each other Borrower to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04. Payment of Taxes.  The Company will, and will cause each Material Subsidiary to, pay its Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties.  The Company will, and will cause each Material Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
SECTION 5.06. Books and Records; Inspection Rights.  The Company will keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Company will permit any representatives designated by the Administrative Agent, or by any Lender through the Administrative Agent, at reasonable times and upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers.
SECTION 5.07. Compliance with Laws.  The Company will, and will cause each Material Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including ERISA and environmental laws), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Company will maintain and enforce policies and procedures that are in the Company’s judgment appropriate to ensure compliance by the Company, its Subsidiaries, and their directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanction Laws.
SECTION 5.08. Use of Proceeds.  (a) The proceeds of the Loans will be used only for general corporate purposes, including the refinancing of any indebtedness outstanding on the Effective Date under the Existing Credit Agreements or under the Company’s Five-Year Credit Agreement dated as of June 13, 2018.  No part of the proceeds of any Loan will be used, whether directly or indirectly, to purchase or carry Margin Stock (as defined in Regulation U of the Board) or to refinance Indebtedness originally incurred for such purpose, or in any manner or for any purpose that will result in a violation of Regulation T,  U or X of the Board.
          (b)  The proceeds of any Borrowing will not knowingly be used by the Borrowers or their Subsidiaries for the purpose of (i) making or furthering a payment, a promise to pay or an offer of money or value to any Person in violation of applicable Anti-Corruption Laws, (ii) financing any activity or transaction of or with any Sanctioned Person or in any Sanctioned Country, to the extent such activities or transactions would be prohibited by Sanctions Laws if conducted by a corporation incorporated in the United States or (iii) carrying out any other transaction that would result in the violation of any applicable Sanction Laws.
ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other amounts payable hereunder have been paid in full, the Company and each other Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect thereof, except:
(a) Permitted Encumbrances;
(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of any of the Borrowers or any of their Subsidiaries and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
(e) Liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by the Company and the Subsidiaries; and
(f) other Liens not expressly permitted by clauses (a) through (d) above; provided that the sum of (i) the aggregate principal amount of outstanding obligations secured by Liens permitted under this clause (f) and (ii) the Attributable Debt permitted by Section 6.02(b) does not at any time exceed 25% of Consolidated Net Worth.
SECTION 6.02. Sale and Leaseback Transactions.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction except:
(a) Sale and Leaseback Transactions to which the Borrower or any Subsidiary is a party as of the date hereof; and
(b) other Sale and Leaseback Transactions; provided that the sum of (i) the aggregate principal amount of outstanding obligations secured by Liens permitted by Section 6.01(f) and (ii) the aggregate Attributable Debt in respect of Sale and Leaseback Transactions permitted by this clause (b) does not at any time exceed 25% of Consolidated Net Worth.
SECTION 6.03. Fundamental Changes.  Neither the Company nor any other  Borrower will merge into or consolidate with any other Person, or permit any other

Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions and including by means of any merger or sale of capital stock or otherwise) all or substantially all of its assets (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing or would result from such transaction, the Company or any Borrower may merge or consolidate with any Person if (a) the Company or such Borrower, as the case may be, is the surviving Person or (b) the surviving Person (i) is organized under the laws of The United States of America or, in the case of a merger or consolidation of a Borrower other than the Company, the jurisdiction of organization of such Borrower, and (ii) assumes in writing all of the Company’s or such Borrower’s obligations under this Agreement pursuant to documentation reasonably satisfactory to the Administrative Agent, such satisfaction to be based solely upon the validity and enforceability of the assumption contained in such documentation.
ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:
(a) the Company or any other Borrower shall fail to pay any principal of any Loan, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) the Company or any other Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Company or any Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) the Company or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Company’s or such Borrower’s existence) or 5.08 or in Article VI;
(e) the Company or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Company;
(f) the Company or any Subsidiary shall default in the payment of any Material Indebtedness when and as due, or any event or condition shall occur that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that if the maturity of any Material Indebtedness of a Person acquired directly or indirectly by the Company after the date hereof shall be accelerated by reason of such acquisition, no Event of Default under this paragraph (f) shall be deemed to have occurred with respect to such Material Indebtedness so long as such acceleration shall have been rescinded, or such Material Indebtedness shall have been repaid, within five Business Days following the date of such acceleration;
(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h) the Company or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or
(i) the Company or any Material Subsidiary shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due;
then, and in every such event (other than an event with respect to any Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any of the Borrowers described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII

The Administrative Agent

In order to expedite the transactions contemplated by this Agreement, the Person named in the heading of this Agreement is hereby appointed to act as Administrative Agent on behalf of the Lenders.  Each of the Lenders and each assignee of any Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.  The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, and by the Borrowers with respect to clause (c) below, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Company of any Default or Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Company or any other Borrower pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.
With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as the Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any of the Borrowers or any of their Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise upon receipt of notice in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and the Administrative Agent shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their Subsidiaries that is communicated to or obtained by the institution serving as the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by a Borrower (in which case the Administrative Agent shall give written notice to each other Lender), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents, which may include any of its branches or affiliates, appointed by the Administrative Agent.  The Administrative

Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Company.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed and except during the continuance of an Event of Default hereunder, when no consent shall be required), to appoint a successor.  In addition, if the Administrative Agent is a Defaulting Lender due to it having had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business or custodian appointed for it, the Required Lenders shall have the right, by notice in writing to the Company and the Administrative Agent, to remove the Administrative Agent in its capacity as such and, with the consent of the Company (not to be unreasonably withheld, conditioned or delayed and except during the continuance of an Event of Default hereunder, when no consent shall be required), to appoint a successor.   If (a) no successor to a retiring Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank or (b) no successor to a removed Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days following the issuance of a notice of removal, the removal shall become effective on such 30th day and on such date the Required Lenders shall succeed as Administrative Agent to such removed Administrative Agent.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, as the case may be, and such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.  After the Administrative Agent’s resignation or removal, as the case may be, hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring or removed Administrative Agent, as the case may be. its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its pro rata share (based on the amount of its Loans and available Commitments hereunder) of any expenses incurred for the benefit of the

Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Company or any other Borrower and (b) to indemnify and hold harmless the Administrative Agent and any of its Related Parties, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Company or any other Borrower; provided that no Lender shall be liable to the Administrative Agent or any such other indemnified Person for any portion of such liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined to have resulted from the gross negligence or willful misconduct of the Administrative Agent, and any of its Related Parties or any of their respective directors, officers, employees or agents.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
None of the Lenders identified on the facing page or signature pages of this Agreement or elsewhere herein as a “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any Subsidiary that at least one of the following is and will be true:  (i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Loans or the Commitments, (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, (iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
In addition, unless sub-clause (i) in the immediately preceding paragraph is true with respect to a Lender or a Lender has provided another representation, warranty and covenant as provided in accordance with sub-clause (iv) in the immediately preceding paragraph, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Company or any Subsidiary that none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE IX

Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers.  The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.
The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or such Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower to the Administrative Agent and the Lenders.
Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.
ARTICLE X

Miscellaneous

SECTION 10.01. Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a) if to any Borrower, to Automatic Data Processing, Inc., One ADP Boulevard, MS #420, Roseland, NJ 07068-1728, Attention of Treasurer (Fax No. 973-974-3320), with a copy to Automatic Data Processing, Inc., One ADP Boulevard, MS #450, Roseland, NJ 07068-1728, Attention of General Counsel (Fax No. 973-974-3324);
(b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 500 Stanton Christiana Rd., NCC5 / 1st Floor, Newark, DE 19713, Attention: Matthew Reed (E-Mail: 12016395215@tls.ldsprod.com), with a copy to JPMorgan Chase Bank, N.A., 383

Madison Avenue, Floor 24, New York, NY, 10179, Attention of Dan Luby (E-Mail: daniel.g.lubyjr@jpmorgan.com); and
(c) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto or in the case of a Lender, to the Administrative Agent and the Borrowers.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 10.02. Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.
(b)  Subject to Section 2.12(b), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or by the Company and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender adversely affected thereby, (iii) postpone the date of any scheduled payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (provided that nothing shall limit the right of each Borrower to extend the Maturity Date pursuant to Section 2.08(e)), (iv) change

Section 2.16(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender (it being understood that the addition of new  tranches of loans or commitments that may be extended under this Agreement shall not be deemed to alter such pro rata sharing of payments), (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (except, in each case, to provide for new tranches of loans or commitments that may be extended under this Agreement), (vi) release the Company from, or limit or condition, its obligations under Article IX, without the written consent of each Lender, (vii) change the currency in which Loans may be made without the written consent of each Lender affected thereby or (viii) change Section 10.17 in any manner without the written consent of each Lender that is an EEA Financial Institution (as defined in Section 10.17); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.  Notwithstanding anything else in this Section to the contrary, any amendment of the definition of Applicable Rate pursuant to the penultimate paragraph of that definition in Section 1.01 of this Agreement shall not require the written consent of each Lender affected thereby, but shall require the written consent of the Company and the Required Lenders.
SECTION 10.03. Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and such Affiliates, in connection with the syndication of the credit facility provided for herein, the preparation and administration of this Agreement or the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights under any Loan Document, including its rights under this Section, or in connection with the Loans made, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)  The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, liabilities, out-of-pocket costs or expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee (whether by a third party or by any Borrower) arising out of, in connection with or as a result of (i) any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing hereunder are applied or proposed to be applied, directly or indirectly, by any of the Borrowers or their Subsidiaries, (ii) any Loan or the use of the proceeds therefrom or (iii) the execution, delivery or performance by any of the Borrowers and their Subsidiaries of the Loan Documents, or any actions or omissions of a Borrower or any of its Subsidiaries in connection therewith; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, liabilities, costs or expenses (x) shall be found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any Borrowing Subsidiary against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such Borrowing Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction to the effect that such a material breach in bad faith has occurred.  Without limiting the provisions of Section 2.15(c), this Section 10.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed loss, liability, cost or expense, as the case may be, was incurred by or asserted against the Administrative Agent.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.
(d)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the Transactions contemplated hereby or thereby, other than for damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final nonappealable judgment of a court of competent jurisdiction.
(e)  All amounts due under this Section shall be payable within 15 Business Days after receipt by the Company of a reasonably detailed invoice therefor.

SECTION 10.04. Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)  Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans or other amounts at the time owing to it); provided that (i) the Administrative Agent (except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of a Lender) and the Company (except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of a Lender or if an Event of Default has occurred and, except in the case of an Event of Default under Sections (a), (b), (g) or (h) of Article VII of this Agreement,  has been continuing for 30 days) must each give their prior written consent to such assignment (which consents shall not be unreasonably withheld, conditioned or delayed), (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of any Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitments and outstanding Loans, the Commitments and outstanding Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that (x) any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default referred to in clause (g), (h) or (i) of Article VII has occurred and is continuing, (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof and (z) no assignment shall be made to any Person other than an Eligible Assignee.  Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.  The Borrowers shall not be responsible under Section 2.13 or 2.15 for any increased costs incurred by a Lender as a result of an assignment under this Section to an Affiliate of such Lender unless such Lender is legally required to make such assignment.
(c)  The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been made in compliance with this Agreement as provided in this paragraph.
(e)  Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii), (iii) or (vi) of the first proviso to Section 10.02(b) that affects such Participant.  Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.
(f)  A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant so provides and is made with the Company’s prior written consent.  A Participant shall not be entitled to the benefits of Section 2.15 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.15(f) as though it were a Lender.
(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other applicable central bank or, in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h)  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Loans or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

SECTION 10.05. Survival.  All covenants, agreements, representations and warranties made by the Borrowers herein or in any other Loan Document or in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto or thereto and shall survive the execution and delivery of this Agreement and any other Loan Document and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.13, 2.14, 2.15, 10.03 and 10.12 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
SECTION 10.06. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents, any separate letter agreements with respect to fees payable to the Administrative Agent, and any provisions in any commitment letter executed and delivered by the Borrower in connection with the transactions contemplated hereby that by the express terms of such commitment letter survive the execution or effectiveness of this Agreement, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or e-mail transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.07. Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 10.09. Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)  Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.
(c)  Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 10.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN  ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 10.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 10.12. Confidentiality.  (a)  The Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to Affiliates and to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, to Related Funds’ directors and officers and to any direct or indirect contractual counterparty in swap agreements (it being understood that each Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority) having jurisdiction over such Lender, (iii) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) to the extent required or advisable in the judgment of counsel in connection with any suit, action or proceeding relating to the enforcement of rights of the Administrative Agent or the Lenders against the Borrowers under this Agreement or any other Loan Document, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider relating to the Borrower and its obligations, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section of which the Administrative

Agent or such Lender is aware or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than (i) any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company other than as a result of a breach of this Section of which the Administrative Agent or such Lender is aware and (ii) customary information with respect to the terms of the credit facility established under this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
(b)  Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non‑public information concerning the Company and its Related Parties or the Company’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.
(c)  All information, including requests for waivers and amendments, furnished by the Company, the Subsidiaries or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company, the Subsidiaries and their Related Parties or the Company’s securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.
SECTION 10.13. Conversion of Currencies.  (a)  If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.
(b)  The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may, in accordance with normal banking procedures in the relevant jurisdiction, purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss.  The obligations of the Borrowers contained in this Section 10.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 10.14. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate, shall have been received by such Lender.
SECTION 10.15. Certain Notices.  Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act and the Beneficial Ownership Regulation.  Each Borrower agrees to provide the Lenders, upon request, with all documentation and other information required to be obtained by the Lenders pursuant to applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.
SECTION 10.16. No Fiduciary Relationship.  Each Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, each Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the

Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.  Each Borrower, on behalf of itself, the Subsidiaries and its and their respective Affiliates, waives and releases, to the fullest extent permitted by law, any claims that such Borrower, the Subsidiaries or such Affiliates may have against the Administrative Agent, any Person identified on the facing page or signature pages of this Agreement or elsewhere herein as a “syndication agent” or “documentation agent”, any Lender or any Affiliate of any of the foregoing in respect of any breach or alleged breach of agency or fiduciary duty.
SECTION 10.17. Acknowledgement of and Consent to Bail-In of EEA Financial Institutions.  (a)  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties hereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii) the effects of any Bail-in Action on any such liability, including, if applicable, (A) a reduction in full or in part or cancelation of any such liability, (B) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (C) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
(b)  The following terms shall for purposes of this Section have the meanings set forth below:
“Bail-In Action” means, as to any EEA Financial Institution, the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of such EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AUTOMATIC DATA PROCESSING, INC.,

by:	/s/ Michael C. Eberhard
	Name:	Michael C. Eberhard
	Title:	Corporate Vice President and Treasurer

[Signature Page to Five-Year Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent

by:	/s/ Daniel Luby
	Name:	Daniel Luby
	Title:	Vice President

[Signature Page to Five-Year Credit Agreement]

Bank of America, N.A., as a Lender

by:	/s/ Molly Daniello
	Name:	Molly Daniello
	Title:	Vice President

[Signature Page to Five-Year Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

by:	/s/ Karen H. McClain
	Name:	Karen H. McClain
	Title:	Managing Director

[Signature Page to Five-Year Credit Agreement]

Citibank, N.A. as a Lender

by:	/s/ Richard Rivera
	Name:	Richard Rivera
	Title:	Vice President

[Signature Page to Five-Year Credit Agreement]

MUFG Bank Ltd., as a Lender

by:	/s/ Lillian Kim
	Name:	Lillian Kim
	Title:	Director

[Signature Page to Five-Year Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

by:	/s/ Ming K. Chu
	Name:	Ming K. Chu
	Title:	Director

by:[1]	/s/ Virginia Cosenza
	Name:	Virginia Cosenza
	Title:	Vice President

__________________
1 For any institution requiring a second signature line.
[Signature Page to Five-Year Credit Agreement]

BNP PARIBAS, as a Lender

by:	/s/ Brendan Heneghan
	Name:	Brendan Heneghan
	Title:	Director

by:	/s/ Ade Adedeji
	Name:	Ade Adedeji
	Title:	Director

[Signature Page to Five-Year Credit Agreement]

BARCLAYS BANK PLC, as a Lender

by:	/s/ Colin Goss
	Name:	Colin Goss
	Title:	Director Executed in New York

[Signature Page to Five-Year Credit Agreement]

PNC Bank, National Association, as a Lender

by:	/s/ Robert M. Martin
	Name:	Robert M. Martin
	Title:	Senior Vice President

[Signature Page to Five-Year Credit Agreement]

BANK OF MONTREAL, CHICAGO BRANCH, as a Lender

by:	/s/ Randon Gardley
	Name:	Randon Gardley
	Title:	Vice President

by:[1]	/s/ Michael Hayes
	Name:	Michael Hayes
	Title:	Managing Director

__________________
1 For any institution requiring a second signature line.
[Signature Page to Five-Year Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

by:	/s/ Mike Elsey
	Name:	Mike Elsey
	Title:	Authorized Signatory

[Signature Page to Five-Year Credit Agreement]

MIZUHO BANK, LTD., as a Lender

by:	/s/ Tracy Rahn
	Name:	Tracy Rahn
	Title:	Authorized Signatory

[Signature Page to Five-Year Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

by:	/s/ Brian Seipke
	Name:	Brian Seipke
	Title:	Senior Vice President

[Signature Page to Five-Year Credit Agreement]

Morgan Stanley Bank, N.A., as a Lender

by:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

by:[1]
Name:
Title:

__________________
1 For any institution requiring a second signature line.

[Signature Page to Five-Year Credit Agreement]

BRANCH BANKING AND TRUST COMPANY, as a Lender

by:	/s/ Sharona Yen
	Name:	Sharona Yen
	Title:	Assistant Vice President

by:[1]
Name:
Title:

__________________
1 For any institution requiring a second signature line.

[Signature Page to Five-Year Credit Agreement]

Intesa Sanpaolo SpA, New York Branch, as a Lender

by:	/s/ Manuela Insana
	Name:	Manuela Insana
	Title:	VP & Relationship Manager

by:	/s/ Alessandro Toigo
	Name:	Alessandro Toigo
	Title:	Regional Business Manager

[Signature Page to Five-Year Credit Agreement]

SOCIETE GENERALE, as a Lender

by:	/s/ Andrew Johnman
	Name:	Andrew Johnman
	Title:	Managing Director

by:[1]
Name:
Title:

__________________
1 For any institution requiring a second signature line.
[Signature Page to Five-Year Credit Agreement]

BANK OF THE WEST, as a Lender

by:	/s/ Charlene Davidson
	Name:	Charlene Davidson
	Title:	Managing Director

by:[1]
Name:
Title:

__________________
1 For any institution requiring a second signature line.
[Signature Page to Five-Year Credit Agreement]

KEYBANK NATIONAL ASSOCIATION, as a Lender

by:	/s/ David A. Wild
	Name:	David A. Wild
	Title:	SVP

[Signature Page to Five-Year Credit Agreement]

Santander Bank, N.A., as a Lender

by:	/s/ Bruce Stanwood
	Name:	Bruce Stanwood
	Title:	Senior Vice President

[Signature Page to Five-Year Credit Agreement]

The Bank of Nova Scotia, as a Lender

by:	/s/ Kevin Chan
	Name:	Kevin Chan
	Title:	Director

[Signature Page to Five-Year Credit Agreement]

The Northern Trust Company, as a Lender

by:	/s/ Andrew D. Holtz
	Name:	Andrew D. Holtz
	Title:	Senior Vice President

by:[1]
Name:
Title:

__________________
1 For any institution requiring a second signature line.
[Signature Page to Five-Year Credit Agreement]

FIFTH THIRD BANK, as a Lender

by:	/s/ Jose A. Rosado
	Name:	Jose A. Rosado
	Title:	Senior Vice President

[Signature Page to Five-Year Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

by:	/s/ Thomas J. Tarasovich, Jr.
	Name:	Thomas J. Tarasovich, Jr.
	Title:	Vice President

[Signature Page to Five-Year Credit Agreement]

HSBC Bank USA, N.A., as a Lender

by:	/s/ Brett Bonet
	Name:	Brett Bonet
	Title:	Director

by:[1]
Name:
Title:

__________________
1 For any institution requiring a second signature line.
[Signature Page to Five-Year Credit Agreement]

Svenska Handelsbanken AB (publ), New York Branch, as a Lender

by:	/s/ Steve Cox
	Name:	Steve Cox
	Title:	Senior Vice President

by:	/s/ Mark Emmett
	Name:	Mark Emmett
	Title:	Vice President

[Signature Page to Five-Year Credit Agreement]

TD BANK, N.A., as a Lender

by:	/s/ Shivani Agarwal
	Name:	Shivani Agarwal
	Title:	Senior Vice President

by:[1]
Name:
Title:

__________________
1 For any institution requiring a second signature line.
[Signature Page to Five-Year Credit Agreement]

BAYERISCHE LANDESBANK, NEW YORK BRANCH, as a Lender

by:	/s/ Varbin Staykoff
	Name:	Varbin Staykoff
	Title:	Senior Director

by:[1]	/s/ Elke Videgain
	Name:	Elke Videgain
	Title:	Vice President

__________________
1 For any institution requiring a second signature line.
[Signature Page to Five-Year Credit Agreement]

ING Bank N.V., Dublin Branch, as a Lender

by:	/s/ Sean Hassett
	Name:	Sean Hassett
	Title:	Director

by:	/s/ Padraig Matthews
	Name:	Padraig Matthews
	Title:	Director

[Signature Page to Five-Year Credit Agreement]